Exhibit 99.1

Venoco, Inc.

www.venocoinc.com

(Bloomberg ticker: 552338Z US)

For Immediate Release

June 16, 2005

Venoco, Inc. Releases Revised Production Guidance

CARPINTERIA, California, June 16, 2005/PR Newswire: Venoco, Inc. today released revised guidance regarding its anticipated production volumes for the 2nd quarter and for the year 2005.  The anticipated 2nd quarter 2005 average net production is currently expected to be approximately 11,200 barrels of oil equivalent per day (BOE/D).  The company had previously anticipated it would average approximately 12,500 BOE/D in the quarter.

The change is due to a combination of factors.  In the first quarter Venoco drilled the 3120-15RD4 well from its Platform Holly in the South Ellwood Field.  This well was originally anticipated to be completed and to contribute significant production volumes in the second quarter.  Due to completion operations that are more extensive than originally anticipated, the well is now expected to commence production in the third quarter.  Second, in June, during a routine workover, Venoco experienced downhole mechanical problems in its 3242-18 well in the South Ellwood Field.  The well’s average net production had been approximately 1,300 BOE/D and is currently approximately 330 BOE/D.  Venoco is evaluating various remedial plans to restore full production.  Lastly, industry-wide demand for contract drilling and workover services has delayed anticipated production increases.

C.E.O. Tim Marquez stated, “While we will miss the anticipated production from these two wells for part of 2005, both wells should be producing at full capacity this year.  The delay does however mean that we now expect our 2005 average net production will be approximately 12,000 BOE/D.  The delay should not materially affect our total net reserves in place and we fully expect to continue our recent trend of growing production volumes, developed from our current asset base, well into the future.”

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California.  It has regional headquarters in Carpinteria, California and corporate headquarters in Denver, Colorado.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating working interests in three others, and also operates two onshore properties in Southern California and approximately 130 natural gas wells in Northern California.

Forward Looking Statements

Statements made in this news release, including those relating to future gas and oil production, and production growth targets and reserves are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and other operational risks.  Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

This release can be found at http://www.venocoinc.com

SOURCE Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

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